Exhibit 5.1

[Letterhead of BP]

August 6, 2009

BP p.l.c.

1 St. James’s Square

London SW1Y 4PD, England

BP Capital Markets p.l.c.

Chertsey Road

Sunbury on Thames

Middlesex TW16 7BP, England

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $750,000,000 in aggregate principal amount of 1.55% Guaranteed Notes due 2011 and $1,250,000,000 in aggregate principal amount of 3.875% Guaranteed Notes due 2015 (collectively, the “Securities”) of BP Capital Markets p.l.c., an English company (“BP Capital”), and the related guarantees (the “Guarantees”) of the Securities by BP p.l.c., an English company (“BP”), as Group General Counsel of BP, I have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion:

1. each of BP and BP Capital is a public limited company duly incorporated and each are validly existing companies under the laws of England and Wales; and

2. when the Securities and the Guarantees have been duly executed and, in the case of the Securities, authenticated in accordance with the Indenture relating thereto, and the Securities and the Guarantees have been issued and sold as contemplated in the Registration Statement, the Guarantees and Securities will constitute valid and legally binding obligations of BP and BP Capital, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of England in force on this date and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the state of New York upon the opinion dated the date hereof of Sullivan & Cromwell LLP, United States counsel to BP, which opinion is being delivered to you by such counsel.

I consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities and the Guarantees on Form 6-K and to the references to me under the caption “Validity of Securities” in the Prospectus as supplemented by the Prospectus Supplement dated the date hereof. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully,

/s/ Rupert Bondy
Rupert Bondy